Exhibit 99.6

CONSENT OF EXPERTS

We hereby consent to the disclosure in this annual report on Form 40-F of Gammon Lake Resources Inc. of our report "Gammon Lake Resources Inc. Ocampo Deposit Mineral Resources & Reserves Technical Report - January 2006" dated January 2006. We also consent to the reference to us under the heading "Interest of Experts" in the Annual Information Form incorporated by reference in this annual report.

Mintec, Inc.

By: /s/ Fred Fest
Title: Senior Project Manager
Date: March 30, 2006